Exhibit 99.2

SunCoke Energy, Inc.

Sales and Other Operating Revenue by Segment

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
(Dollars in millions)	2011	2010	2011	2010 (Audited)
Sales and other operating revenue:
Jewell Coke	60.5	55.1	257.6	298.0
Other Domestic Coke	330.2	242.9	1,187.5	979.5
International Coke	8.9	9.3	38.0	38.4
Coal Mining	14.3	0.1	44.5	0.6

Total	413.9	307.4	1,527.6	1,316.5